Exhibit 99.1
Press Release Dated January 20, 2009

NEWS RELEASE
January 20, 2009

Farmers Capital Bank Corporation Announces 2008 Results

Frankfort, Kentucky – Farmers Capital Bank Corporation (NASDAQ:  FFKT) (the “Company”) reported net income of $2.0 million or $.27 per share for the quarter ended December 31, 2008 compared to a net loss of $6.9 million or $.94 per share for the linked quarter ended September 30, 2008 and net income of $1.9 million or $.26 per share for the quarter ended December 31 a year earlier. Net income for the twelve months ended December 31, 2008 was $4.4 million or $.60 per share compared to $15.6 million or $2.03 per share for the same twelve months a year earlier.

The results of the current year are driven mainly by a $14.7 million loss ($9.7 million after tax) on the Company’s investments in preferred stock of Federal National Mortgage Association and Federal Home Loan Mortgage Corporation (collectively, the “GSE’s”). The Company recorded a non-cash other-than-temporary impairment (“OTTI”) charge of $14.0 million related to the GSE’s in the third quarter following a sharp decline in value after the announcement that the GSE’s were suspending dividend payments and being placed into conservatorship by the Federal Housing Finance Agency. The rating agencies also downgraded the preferred stocks of the GSE’s to below investment grade. The Company had $1.1 million market value in GSE preferred stock following the impairment charge at September 30, 2008 and subsequently sold its entire holdings during the fourth quarter for a loss of $766 thousand.

Nonperforming assets were $40.1 million at December 31, 2008 compared to $40.3 million at September 30, 2008. This represents a decrease of less than 1% in the linked quarter comparison. Other real estate, which represents properties acquired through foreclosure, declined $1.8 million or 11.2% in the linked quarter mainly due to the sale of property previously securing credits to a financially troubled builder. Loans past due 90 days or more declined $4.2 million or 50.7%, but were offset by higher nonaccrual loans of $5.8 million in the linked quarter. The increase in nonaccrual loans correlates to the lower amount of loans past due 90 days or more as a result of the migration of a relatively low number of higher-balance credits previously classified as past due 90 days or more that became nonaccrual in the current quarter.

Net charge-offs were $729 thousand in the current three months, a decrease of $415 thousand or 36.2% in the linked quarter comparison. Economic conditions continue to strain the Company’s lending portfolio, particularly real estate development and related industries.

The Company recorded an income tax benefit for 2008 as opposed to income tax expense in the prior year. The income tax benefit for the current year is due to income from nontaxable sources which greatly exceeded income from taxable sources.

The overall interest rate environment during 2008 has been extremely volatile and has made managing the Company’s net interest margin more challenging. At December 31, 2007 the short-term federal funds target interest rate was 4.25%. At September 30, 2008 the rate was 2.0% and at year-end 2008 the target rate dropped to a range between zero and 0.25%.

Fourth Quarter 2008 Compared to Third Quarter 2008

▪
The $1.21 increase in per share earnings for the fourth quarter of 2008 compared to the third quarter of 2008 is driven by the $14.0 million OTTI charge related to the GSE’s recorded in the third quarter.

▪	An $864 thousand or 5.8% decrease in net interest income was driven by lower interest income of $870 thousand or 3.1%.
▪	Securities losses were $751 thousand in the current quarter, with a loss of $766 thousand attributed to the sale of the Company’s GSE investments.
▪	Noninterest expenses increased $1.6 million or 10.5% led by an increase in FDIC insurance expense of $593 thousand and higher salaries and employee benefits of $244 thousand or 3.3%.
▪	Income tax benefit decreased $1.5 million due mainly to the OTTI charge recorded in the prior quarter.

Farmers Capital Bank Corporation   *   Page 1 of 4

Fourth Quarter 2008 Compared to Fourth Quarter 2007

▪
Net income was relatively unchanged at $2.0 million for the fourth quarter 2008 compared to the fourth quarter 2007. Per share earning of $.27 was up $.01 in the comparison mainly due the $56 thousand increase in net income combined with a 28 thousand decrease in the weighted average number of shares outstanding.

▪
Net interest income decreased $741 thousand or 5.1%. Interest income on loans declined $3.4 million or 14.2% partially offset by lower interest expense on deposits of $2.2 million. Net interest income was boosted in comparison by an additional $561 thousand related to the Company’s leverage transaction that occurred during the fourth quarter of 2007.

▪	The provision for loan losses was $1.3 million lower in the current quarter compared to a year ago.
▪	Noninterest income decreased $1.2 million led by a $751 net loss on the sale of securities, primarily in connection with the sale of the GSE preferred stock.
▪
Noninterest expenses increased $627 thousand or 4.0%. Lower salary and benefit expenses of $1.1 million attributed mainly to lower benefit costs, were offset by higher net other expenses of $1.7 million. Higher expenses occurred across a broad range of line items, led by increases in FDIC deposit insurance premiums of $654 thousand, data processing and communication expenses of $250 thousand, and bank franchise taxes of $169 thousand.

▪	Income tax benefit increased $1.3 million due mainly to the OTTI charge recorded in the prior quarter.

Twelve-month Comparison

▪
The $1.43 decrease in per share earnings for the twelve-month period ended December 31, 2008 compared to the same period for 2007 is due mainly to the impact of the $14.7 million loss ($9.7 million after tax) related to the Company’s GSE investments and a higher provision for loan losses of $1.7 million.

▪
Net interest income increased $572 thousand or 1.0% as a result of a $909 thousand or 1.6% decrease in interest expense outpaced a $337 thousand or .3% decrease in interest income. Net interest income for the current year was helped by an additional $3.1 million attributed to the Company’s leverage transaction that occurred during the fourth quarter of 2007.

▪	Excluding investment securities related transactions, noninterest income was relatively flat at $23.9 million for the current year compared to $24.2 million a year earlier.
▪
Noninterest expenses increased $1.3 million or 2.2%. Lower salary and benefit expenses of $1.2 million attributed mainly to lower benefit costs, were offset by higher net other expenses of $2.5 million. Higher expenses occurred across a broad range of line items, led by increases in FDIC deposit insurance premiums of $812 thousand, higher net expenses related to properties acquired through foreclosure of $761 thousand, and data processing and communication expenses of $653 thousand.

▪
Income tax benefit was $1.2 million for the current twelve months compared to income tax expense of $4.3 million in the prior year. The income tax benefit recorded in the current year is due mainly to the impact of the losses associated with the GSE preferred stock investments in the third and fourth quarters of 2008.

Balance Sheet

▪
Total assets were $2.2 billion at December 31, 2008, an increase of $47.7 million or 2.2% compared to September 30, 2008. The increase in assets is primarily related to $25.4 million higher cash and equivalents and $17.5 million higher net investment securities. Net deposit balances increased $46.6 million or 3.0% in the linked quarter comparison.

▪	Net loans increased $7.9 million or .6% compared to the linked quarter as the Company continues to take a measured and cautious lending approach in the near term.
▪	Nonperforming loans were $25.6 million and $24.0 million at December 31, 2008 and September 30, 2008, respectively, compared to $21.1 at year -end 2007.
▪	The allowance for loan losses was 1.28% and 1.20% of net loans outstanding at December 31, 2008 and September 30, 2008, respectively, compared to 1.10% at December 31, 2007.
▪	The Company’s regulatory capital level remains in excess of “well-capitalized” as defined by its regulators.

Farmers Capital Bank Corporation is a financial holding company headquartered in Frankfort, Kentucky.  The Company operates 37 banking locations in 23 communities throughout Central and Northern Kentucky, a leasing company, a data processing company, and an insurance company.  Its stock is publicly traded on the NASDAQ Stock Market LLC exchange in the Global Select Market tier under the symbol:  FFKT.

Farmers Capital Bank Corporation   *   Page 2 of 4

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that are based upon current expectations, but are subject to certain risks and uncertainties that may cause actual results to differ materially. Among the risks and uncertainties that could cause actual results to differ materially are economic conditions generally and in the subject market areas, overall loan demand, increased competition in the financial services industry which could negatively impact the ability of the subject entities to increase total earning assets, and retention of key personnel.  Actions by the Federal Reserve Board and changes in interest rates, loan prepayments by, and the financial health of, borrowers, and other factors described in the reports filed by the Company with the Securities and Exchange Commission could also impact current expectations.  For more information about these factors please see the Company’s Annual Report on Form 10-K on file with the SEC. All of these factors should be carefully reviewed, and readers should not place undue reliance on these forward-looking statements.

These forward-looking statements were based on information, plans and estimates at the date of this press release, and the Company does not promise to update any forward-looking statements to reflect changes in underlying assumptions or factors, new information, future events or other changes.

Farmers Capital Bank Corporation   *   Page 3 of 4

Consolidated Financial Highlights
(In thousands except per share data)
	Three Months Ended			Twelve Months Ended
	December 31, 2008	September 30, 2008	December 31, 2007	December 31, 2008	December 31, 2007
Interest income	$ 26,989	$ 27,859	$ 29,850	$ 113,920	$ 114,257
Interest expense	13,079	13,085	15,199	55,130	56,039
Net interest income	13,910	14,774	14,651	58,790	58,218
Provision for loan losses	1,956	1,780	3,209	5,321	3,638
Net interest income after provision for loan losses	11,954	12,994	11,442	53,469	54,580
Noninterest income	5,097	(7,865)	6,263	9,810	24,157
Noninterest expenses	16,447	14,879	15,820	60,098	58,823
(Loss) income before income tax expense	604	(9,750)	1,885	3,181	19,914
Income tax (benefit) expense	(1,400)	(2,865)	(63)	(1,214)	4,287
Net (loss) income	$ 2,004	$ (6,885)	$ 1,948	$ 4,395	$ 15,627

Per common share
Basic and diluted net income (loss)	$ .27	$ (.94)	$ .26	$ .60	$ 2.03
Cash dividend declared	.33	.33	.33	1.32	1.32

Averages
Loans, net of unearned interest	$ 1,307,561	$ 1,308,192	$ 1,281,280	$ 1,302,394	$ 1,250,423
Total assets	2,165,341	2,111,753	2,007,644	2,137,354	1,886,052
Deposits	1,552,549	1,498,304	1,495,268	1,525,754	1,466,653
Shareholders’ equity	160,739	166,539	169,931	168,000	175,921

Weighted Average Shares outstanding-basic and diluted	7,354	7,349	7,382	7,357	7,706

Return on average assets	.37%	(1.30)%	.38%	.21%	.83%
Return on average equity	4.96%	(16.45)%	4.55%	2.62%	8.88%

	December 31, 2008	September 30, 2008	December 31, 2007
Cash and cash equivalents	$ 190,775	$ 165,343	$ 79,140
Investment securities	536,109	518,653	546,477
Loans, net of allowance of $16,828, $15,602, and $14,216	1,295,752	1,287,817	1,277,769
Other assets	179,531	182,644	164,861
Total assets	2,202,167	2,154,457	$ 2,068,247

Deposits	$ 1,594,115	$ 1,547,476	$ 1,474,097
Federal funds purchased and other short-term borrowings	77,474	83,247	80,755
Other borrowings	335,661	335,791	316,309
Other liabilities	26,621	27,325	28,595
Total liabilities	2,033,871	1,993,839	1,899,756

Shareholders’ equity	168,296	160,618	168,491
Total liabilities and shareholders’ equity	$ 2,202,167	$ 2,154,457	$ 2,068,247

End of period book value per share[1]	$ 22.87	$ 21.84	$ 22.82
End of period share value	24.42	27.02	27.00
End of period dividend yield[2]	5.41%	4.89%	4.89%

1Represents total equity divided by the number of shares outstanding at the end of the period.
2Represents annualized dividend declared divided by the end of period share value.

Farmers Capital Bank Corporation   *   Page 4 of 4